                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT

                                       TO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                RAILAMERICA, INC.

         Pursuant to the provisions of Title 8 -- Section 242, Delaware General Corporation Law, RailAmerica, Inc., a Delaware corporation, hereby amends its Amended and Restated Certificate of Incorporation as follows:

         Article IV -- Capital Stock, Section 1 is hereby amended to read:

         SECTION 1: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty One Million (61,000,000) shares, consisting of Sixty Million (60,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock"), and One Million (1,000,000) shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").

         This Amendment was approved by all the directors at a meeting duly held on April 13, 2000 and a majority of the stockholders at a meeting duly held on June 22, 2000 in accordance with Title 8 -- Section 222 and Section 242 Delaware General Corporation Law.

Dated as of June 22, 2000


                                  /s/ DONALD D. REDFEARN
                                  ---------------------------------------------
                                  Donald D. Redfearn
                                  Executive Vice President and Secretary